Exhibit 10(49)
GENERAL RELEASE AND SETTLEMENT AGREEMENT
      This General Release and Settlement Agreement (“Agreement”) is entered into by Tom Pottle (“Employee”) and CNA Surety Corporation in order to resolve all matters between Employee and CNA Surety Corporation relating to Employee’s employment. For purposes of this Agreement, CNA Surety Corporation includes its past and present parents, subsidiaries, and affiliated companies; their respective predecessors, successors, and assigns; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys, benefit plans, and insurers (collectively, the “Company”). Employee is advised to consult an attorney before signing this Agreement.
     1. Termination of Employment. Employee’s employment with the Company will end November 26, 2010.
     2. Compensation Owed and Severance Payment. Within fourteen (14) days after the Company receives this signed Agreement or within fourteen (14) days after Employee’s Termination Date, whichever occurs later, the Company will pay Employee 52 weeks of severance pay (the “Severance Period”), which equals $217,500 (the “Severance Payment”). The Company also agrees to pay a bonus amount of $213,838 which consists of short term and long term bonus amounts. This bonus payment will be paid March 11, 2011 along with all other Company bonuses. If the Company should exceed 100% of set performance targets Employee’s bonuses will be calculated as all other bonuses. The Severance Payment will have deductions taken for all applicable federal, state, and local withholdings. The Company will ensure that any payments made in connection with termination will be structured in a manner to be compliant with IRC 409A. Generally, payments deemed to be subject to 409A are subject to a 6-month deferral.
     Per Board approval, the Employee will have one year from termination, November 26, 2011, to exercise vested options.
     3. Continued Insurance Benefits. The Company will provide Employee continued coverage under the Company’s Employee Health Plan, including dental and vision coverage, AD&D Plan, and Contributory Life and Dependent Life Insurance Plans at the employee rate through the Severance Period if: (a) Employee was enrolled in that particular coverage on the Termination Date; (b) Employee elects to receive that continued coverage; and (c) Employee makes timely payment of the employee-rate contribution premiums for each of the coverages Employee elects. Employee’s separate eligibility for continuation of health insurance as provided by the federal law known as COBRA begins to run at the Termination Date.
     4. Employment During Severance Period. If the Employee is re-employed by or provides services to the Company after Employee’s Termination Date but during the Severance Period, Employee will be required to pay back to the Company that portion of the Severance Payment previously paid to Employee that constituted payment for any period of time that follows Employee’s return to work. If the Severance Payment has not been paid to Employee before he or she is re-employed or performs services to the Company, no Severance Payment shall be due.

Initials of the Parties
For the Company BW          Employee TP

     5. New Benefits. The Company is not obligated to pay Employee the Severance Payment as stated in paragraph 2, or continue the insurance benefits at the employee rate after termination as stated in paragraph 4. Rather, the Company agrees to provide this additional pay and these additional benefits only in return for Employee’s acceptance of this Agreement and release of legal rights.
     6. No Admission of Wrongdoing. This Agreement is not an admission that the Company has any liability to Employee, or of any wrongdoing by the Company. The Company denies any liability of any kind to Employee.
     7. Waiver and Release of All Claims. In return for the Severance Payment, Employee agrees to waive and release all legal claims that Employee may have against the Company except as specifically state below. This means that Employee gives up all legal rights to recover any additional amounts or obtain any additional relief from the Company. The additional amounts referred to in this paragraph include, but are not limited to, salary, bonus, or other compensation other than the amount specified in this Agreement. By signing this Agreement, Employee is giving up all claims Employee may have on the date Employee signs this Agreement, whether or not Employee knows about those claims. The claims Employee is giving up include all claims based upon Employee’s employment with the Company or the termination of Employee’s employment; all claims based upon any contract or agreement between Employee and the Company; all claims under the Age Discrimination in Employment Act; and all claims based upon any other federal, state or local law.
     Nothing in this Agreement prohibits Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or participating in any EEOC investigation. However, Employee agrees not to accept any relief that might be awarded to Employee. If relief is nonetheless awarded, Employee agrees that Employer may be entitled to recover an amount equal to the Severance Payment from any money awarded to Employee.
     8. Agreement Not to Sue. Employee agrees not to sue the Company in any court with respect to any of the claims released in this Agreement except as specifically stated in this Agreement. If Employee, or anyone on Employee’s behalf, breaks this promise, then Employee shall be required to repay the Severance Payment and shall be liable for the payment of all costs and attorneys’ fees paid by the Company in connection with such a lawsuit. This Agreement not to sue does not prohibit Employee from bringing a lawsuit to challenge the enforceability of this Agreement as it relates to age discrimination claims. Employee will not be required to repay the Severance Payment in order to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, and will not be liable for the payment of costs and fees paid by the Company in connection with such a challenge. This does not mean that Employee retains the right to obtain relief for age discrimination after signing this Agreement. After signing this Agreement, Employee may obtain relief for age discrimination only if Employee obtains a court order stating that this Agreement is not enforceable.

Initials of the Parties
For the Company BW          Employee TP

     9. Effect on Other Claims. This Agreement does not apply to claims based upon conduct or injuries that occur after the date this Agreement is signed. It also does not apply to or affect (a) any insurance claims or workers’ compensation claims filed before the date of this Agreement; (b) Employee’s right to retirement benefits; or (c) any state unemployment compensation benefits to which Employee may be entitled as a result of the termination of Employee’s employment with the Company.
     10. Confidentiality.
     a. Employee shall keep confidential the circumstances surrounding the termination of Employee’s employment with the Company and the existence of this Agreement and its terms. Neither Employee, nor Employee’s attorneys or agents, shall disclose any such matters (other than to the federal Equal Employment Opportunity Commission or any state or local fair employment practices agency), unless written consent is given by the Company, or unless required to comply with any law or governmental order. This paragraph will not prohibit Employee from disclosing the terms of this Agreement to Employee’s immediate family, or to Employee’s attorneys or tax consultants as necessary to obtain professional advice.
     b. Employee agrees to be bound by the Company’s Confidentiality Information Policy and Information Security Policy, a copy of which Employee acknowledges having previously received.
     c. Employee agrees that all Confidential Information as defined below is commercially valuable and is the property of the Company, and agrees not to reveal or use Confidential Information learned as a result of Employee’s employment with the Company. Employee shall return all Confidential Information (whether it exists in written, electronic, computerized, or another form) to the Company before termination of Employee’s employment. For purposes of this Agreement, “Confidential Information” includes all information, knowledge, or data not generally known outside the Company concerning the business of: (1) the Company; and (2) the Company’s customers, employees, agents, brokers, and vendors.
     11. Assistance with Claims. While employed at the Company and for 24 months after termination, Employee will be available on a reasonable basis to assist the Company with any claim, suit, or other proceeding that is pending or threatened by or against the Company. Employee shall promptly inform the Company if Employee is requested: (a) to testify in connection with or otherwise become involved in any claim against the Company; or (b) to assist with or participate in any investigation of the Company by others. The Company will pay the Employee a consulting fee of $75 per hour if assistance is needed.
     12. Agreement Not To Solicit Employees. While employed at the Company and for 24 months after termination, Employee will not employ or engage as a consultant, or offer to employ or engage as a consultant, or solicit for employment or engagement as a consultant, any person who is then an employee of the Company, or assist any other person or company in doing so.

Initials of the Parties
For the Company  BW           Employee  TP

     13. Agreement Not to Interfere with Business Relationships. While employed at the Company and for 12 months after termination, Employee will not interfere, or try to interfere, with any business relationship between the Company and any other person or entity, including customers, agents, suppliers, vendors, contractors, employees, and business partners. Employee further agrees that, for a period of 12 months after termination, he/she will not solicit, or direct others to solicit, Company customers. Employee further agrees that, for a period of 12 months after the date of his/her termination, he/she will not solicit agents or brokers, or direct others to solicit agents or brokers, to move Company business away from Company or to limit or otherwise affect the amount of business the agents or brokers do with the Company.
     14. Ownership of Claims. Employee states that he or she is not currently involved in a bankruptcy proceeding and that Employee has not given or transferred any claims Employee may have against the Company to any other person or entity.
     15. Consideration Period. Employee will have up to 21 days after receiving this Agreement to sign it and return it to Barbara Wood, VP Human Resources. Employee will have up to seven days after signing this Agreement to change Employee’s mind and revoke this Agreement. To revoke this Agreement, Employee must give written notice to Barbara Wood so that it is received no later than the eighth day after Employee signs the Agreement.
     16. Severability. If a court or agency determines that any provision of this Agreement is invalid or unenforceable, the remaining provisions of this Agreement continue to be in effect.
     17. Entire Agreement. This Agreement is the entire agreement between Employee and the Company concerning the subjects contained in it, and supersedes all other agreements and understandings, whether oral or written, regarding those subjects. In signing this Agreement, Employee has not relied on any promises or representations other than those set forth in this Agreement.
     18. Choice of Law. The parties agree that Illinois law shall govern in the interpretation of this agreement, and that in the event of any suit or any other action arising out of or relating to this Agreement, the court shall apply the internal laws of the State of Illinois.
     19. Modification Only By Written Agreement. This Agreement may not be changed in any way except in a written agreement signed by both Employee and an authorized representative of the Company.
     20. Knowing and Voluntary. Employee has carefully read and fully understands all of the provisions of this Agreement; knows and understands the rights Employee is giving up by signing this Agreement; and has entered into the Agreement knowingly and voluntarily.

Initials of the Parties
For the Company  BW           Employee  TP

PLEASE READ CAREFULLY
1.	THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT IS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS OF AGE DISCRIMINATION. IT DOES NOT WAIVE CLAIMS WHICH MAY ARISE AFTER THE DATE IT IS SIGNED OR CLAIMS SPECIFICALLY EXCLUDED.

2.	EMPLOYEE IS WAIVING CLAIMS IN EXCHANGE FOR MONEY AND/OR BENEFITS TO WHICH HE OR SHE IS NOT ALREADY ENTITLED;

3.	EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT;

4.	EMPLOYEE HAS 21 DAYS TO DECIDE WHETHER TO SIGN THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT; AND

5.	WITHIN SEVEN (7) DAYS AFTER SIGNING THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT, EMPLOYEE MAY CHANGE HIS OR HER MIND AND REVOKE THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT BY GIVING WRITTEN NOTICE TO THE COMPANY. THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT SHALL NOT BECOME ENFORCEABLE UNTIL THIS SEVEN-DAY PERIOD HAS EXPIRED.

/s/ Thomas Pottle	8/20/2010

Employee	Date

/s/ Barbara Wood	8/30/2010

For CNA Surety Corporation	Date

Initials of the Parties
For the Company BW           Employee TP